Exhibit 2.1
                                                                -----------
                            AMENDED AND RESTATED
                            --------------------

                          STOCK PURCHASE AGREEMENT
                          ------------------------


          AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (the "Agreement")

entered into on the 17th day of July, 1995, by and among DeTomaso

Industries, Inc. ("DTI" or "Purchaser"), a Maryland corporation and

Finprogetti S.p.A. ("Seller"), an Italian corporation.



                              R E C I T A L S

          Purchaser is undertaking a redemption offer to its public

shareholders to repurchase up to 80% of their shareholdings, an operation which could cost as much as $15,000,000 (US).  However, as the maintaining of Purchaser's status as a public company the shares of which are quoted on

NASDAQ is deemed essential by Seller and Purchaser, both parties intend to make every effort to encourage the maintenance of the current level of public equity participation in Purchaser and, if possible, to increase the level of such participation.

          Purchaser owns all or a majority equity interest in several subsidiaries, including American Finance S.p.A., OAM S.p.A., GBM S.p.A.,

Maserati Automobiles Inc., Newstead Ltd., and Tridentis S.A.  OAM SpA,

approximately 84% of which is owned by Purchaser through American Finance

S.p.A. and approximately 15.6% of which is owned by a subsidiary of

Chrysler Corporation, has cash of approximately Lit. 40,000,000,000 which will be available for use in connection with the contemplated merchant banking operations to be undertaken after the closing of the Transactions

(as defined below).

          Seller is the owner of all or substantially all of the issued and outstanding shares of capital stock of Finprogetti International Holding

S.A., a Luxembourg corporation, Finprogetti Investimenti Immobiliari S.p.A.

(formerly known as Intertrust S.p.A.), an Italian corporation and

Finprogetti Servizi S.p.A.  The shares issued by the Finprogetti

Subsidiaries (the "Finprogetti Subsidiaries") are hereinafter referred to as the "Finprogetti Stock".  Seller is also the owner of a loan to

Finprogetti Investimenti Immobiliari S.p.A. in the amount of Lit.

25,440,000,000 and a loan to Finprogetti Servizi S.p.A. in the amount of

Lit. 2,345,000,000 (the "Finprogetti Loans"; the Finprogetti Stock and the

Finprogetti Loans are collectively referred to as the "Finprogetti

Subsidiary Shares").  Purchaser desires to acquire the Finprogetti

Subsidiary Shares from Seller in exchange for shares of DTI common stock,

$2.50 par value per share ("DTI Common Stock"), upon the terms and subject to the conditions hereinafter set forth.  In addition, Seller (i) shall invest or shall cause others to invest Lit. 15,000,000,000 in DTI for the purchase of additional shares of DTI Common Stock, and (ii) shall be granted an option to purchase additional shares of DTI Stock.  (Such exchange of shares, capital investment and option to invest an additional

Lit. 5,000,000,000 in DTI for the purchase of additional shares of DTI

Common Stock and all other transactions contemplated by this Agreement are referred to herein as the "Transactions").

          Purchaser and Seller have entered into a Stock Purchase Agreement dated April 27, 1995 and an Amended and Restated Stock Purchase Agreement

dated as of June 30, 1995 and wish to amend and restate in their entirety such agreements.  Accordingly, in consideration of the premises and mutual promises and covenants hereinafter contained, and intending to be legally bound hereby, the parties hereby agree as follows:

                                 ARTICLE 1

                         Contemplated Transactions
                         -------------------------

          SECTION 1.1  Restatement of Prior Agreements.  The Stock Purchase
                       -------------------------------

Agreement dated April 27, 1995 between Purchaser and Seller and the Amended and Restated Stock Purchase Agreement dated as of June 30, 1995 between

Purchaser and Seller are hereby amended and restated in their entirety as provided herein.

          SECTION 1.2  Stock for Stock Exchange.  Subject to the terms and
                       ------------------------

conditions contained in this Agreement, Seller hereby transfers and delivers to Purchaser the Finprogetti Subsidiary Shares in exchange for certain shares of DTI Common Stock and Purchaser hereby sells, assigns,

transfers and delivers to Seller such shares of DTI Common Stock in exchange for the Finprogetti Subsidiary Shares, in accordance with the further provisions of this Article 1.  As additional consideration for the

Finprogetti Subsidiary Shares, Purchaser hereby (i) assumes the indebtedness of the Finprogetti Subsidiaries to Centrobanca S.p.A. in the

approximate amount of Lit. 15,000,000,000, as of the Closing Date, and (ii)

pays to Finprogetti US $100.

          SECTION 1.3  Exchange Ratio.  2,035,786 shares of DTI Common
                       --------------

Stock shall be issued (the "DTI Exchange Shares") in exchange for the

Finprogetti Subsidiary Shares, which number has been determined by dividing the "Agreed Finprogetti Value" by the "DTI Value Per Share".  For purposes hereof:

          "Agreed Finprogetti Value" shall mean Lit. 40,933,000,000 for the

Finprogetti Subsidiaries, including for purposes of such valuation all subsidiaries of the Finprogetti Subsidiaries and 100% ownership of TIM

S.r.l.; and

          "DTI Value Per Share" shall mean Lit. 20,106.73 per share of DTI

Common Stock, subject to adjustment as provided in Section 1.6(a) hereof.

          SECTION 1.4  Delivery of DTI Exchange Shares.  Subject to Section
                       -------------------------------

6.4, as of the Closing Date, DTI shall issue and deliver to the Seller the

DTI Exchange Shares.

          SECTION 1.5  Delivery of Finprogetti Subsidiary Shares.  As of
                       -----------------------------------------

the Closing Date, the Seller shall deliver to Purchaser, free and clear of any lien, pledge, charge, security interest or other encumbrance,

certificates representing 100% of the Finprogetti Stock, duly endorsed to

Purchaser or its designee, and exchange of correspondence for 100% of the

Finprogetti Loans, together with other instruments of transfer, duly executed, and accompanied by all requisite stock transfer stamps.

          SECTION 1.6  Additional Capital Investments.
                       ------------------------------

                    (a)  Seller covenants and agrees that it will cause

third parties to invest Lit. 8,000,000,000 (the "First Required Capital

Investment") in DTI as of the Closing Date, in consideration of the issuance by DTI, as of the Closing Date, of 397,877 additional shares of

DTI Common Stock (the "First DTI Investment Shares"), which number is the result of dividing the First Required Capital Investment by the DTI Value

Per Share.  Seller covenants and agrees that it will invest or cause third parties to invest Lit. 7,000,000,000 (the "Second Required Capital

Investment") in DTI by September 30, 1995, in consideration of the issuance by DTI on September 30, 1995, of 348,142 additional shares of DTI Common

Stock (the "Second DTI Investment Shares"), which number is the result of dividing the Second Required Capital Investment by the DTI Value Per Share.

If the aggregate amount so invested by September 30, 1995 is less than Lit.

15,000,000,000, then (i) the term "DTI Value Per Share" shall mean, for all purposes of this Agreement, DTI Value Per Share,

increased by five percent (5%) thereof (to Lit. 21,112.07), (ii) the number of Second DTI Investment Shares shall be determined on the basis of the actual amount invested in respect of the Second Required Capital

Investment, and (iii) the total number of DTI Exchange Shares, First DTI

Investment Shares and Second DTI Investment Shares shall be recalculated after giving effect to such five percent (5%) adjustment, with the resulting reduction in such total number of such Shares being applied against the number of DTI Exchange Shares, so that Seller alone and not the investors for the First DTI Investment Shares or the Section DTI Investment

Shares, bears the effect of such five percent (5%) adjustment.  The parties agree that for each Lit. 100,000,000 contributed toward such Second

Required Capital Investment, such five percent (5%) adjustment shall be reduced by .07143 so that, by way of example, if Lit. 3,500,000,000 is contributed toward such Second Required Capital Investment, then such adjustment shall be two and one-half percent (2.5%) and if

Lit. 7,000,000,000 is contributed, no adjustment shall be made.  If more than Lit. 8,000,000,000 is invested as of the Closing Date then the excess shall be applied on account of the Second Required Capital Investment.

                    (b)  As of the Closing Date, DTI shall grant to the

Seller an option to invest an additional Lit. 5,000,000,000 in shares of

DTI Common Stock, at an exercise price equal to the DTI Value Per Share

(the "DTI Option Shares"), exercisable until December 31, 1995, pursuant to an option agreement, the form of which is set forth in Exhibit A hereto.

                                 ARTICLE 2

                  Representations and Warranties of Seller
                  ----------------------------------------

          Notwithstanding any knowledge of, or investigation by Purchaser to the contrary, Seller hereby makes the representations, warranties and agreements set forth in Exhibit B hereto.



                                 ARTICLE 3

                   Representations and Warranties of DTI
                   -------------------------------------

          Notwithstanding any knowledge of, or investigation by Seller to the contrary, Purchaser hereby makes the representations, warranties and agreements set forth in Exhibit C hereto.



                                 ARTICLE 4

            Joint Representation and Warranty of DTI and Seller
            ---------------------------------------------------

          SECTION 4.  Brokerage.  Each of DTI and Seller hereby represents
                      ---------

to the other that as to it no broker or finder has acted directly or indirectly, for Purchaser, Seller or the Finprogetti Subsidiaries as the

case may be in connection with this Agreement or the Transactions, and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof, based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser, Seller or the

Finprogetti Subsidiaries.

                                 ARTICLE 5

               Provisions Regarding DTI Transactional Shares
               ---------------------------------------------

          Seller hereby makes the representations, warranties and

agreements involving matters relating to the United States federal securities laws which are set forth in Exhibit B hereto and agrees to the application to the DTI Exchange Shares, the First DTI Investment Shares,

the Second DTI Investment Shares and the DTI Option Shares (all herein referred to as the "DTI Transactional Shares") of the Registration Rights

Provisions attached as Exhibit D hereto.



                                 ARTICLE 6

                            Closing; Deliveries
                            -------------------

          SECTION 6.1  Closing Date.  The closing of the exchange of the
                       ------------

Finprogetti Subsidiary Shares for the DTI Exchange Shares and the purchase of the First DTI Investment Shares (the "Closing") shall take place on the date hereof (the "Closing Date").

          SECTION 6.2  Effective Date.  The Closing shall be deemed to have
                       --------------

taken place effective as of July 1, 1995.

          SECTION 6.3  Deliveries By Seller.  On the Closing Date, Seller
                       --------------------

shall deliver to Purchaser certificates representing all Finprogetti

Subsidiary Shares issued and outstanding on the Closing Date, duly endorsed for transfer to Purchaser or its designee with documentary transfer stamps affixed and payment, by wire transfer in a manner reasonably acceptable to

Purchaser, of the First Required Capital Investment.  In addition, Seller shall deliver a
certificate, dated the Closing Date, of a duly authorized officer of

Seller, stating that the conditions precedent relating to Seller, set forth in Section 7.2, have been satisfied.

          SECTION 6.4   Deliveries by DTI.
                        -----------------

               (a)  On the Closing Date DTI shall deliver (i) to Seller and to Studio Legale Tributorio Associato, Dr. Carlo Goravaglia (the "Escrow

Agent") the DTI Exchange Shares registered in the name of Seller, and (ii)

to Seller or to a bank designated by Seller the First DTI Investment Shares registered in the name(s) of those investors who shall have purchased the

First DTI Investment Shares.  In addition, DTI shall deliver a certificate,

dated the Closing Date of a duly authorized officer of DTI, stating that the conditions precedent relating to DTI, set forth in Section 7.2, have been satisfied.

               (b)  The DTI Exchange Shares shall be represented by the

following stock certificates:

                    (i)  a stock certificate in the name of Seller for

132,467 DTI Shares (the "5% Holdback Shares") which shall be delivered to and held in escrow by the Escrow Agent until September 30, 1995 when the amount of the Second Required Capital Investment has been determined.  If at least Lit. 7,000,000,000 has been so contributed, then the certificate for the 5% Holdback Shares shall be delivered to Seller.  If none of such

Lit. 7,000,000,000 has been so contributed, then such certificate shall be delivered to DTI for cancellation.  If some portion of such Lit.

7,000,000,000 has been so contributed, then the Escrow Agent shall deliver to DTI such certificate for cancellation and DTI shall reissue to Seller a certificate for such number of the 5% Holdback Shares as is determined in accordance with Section 1.6(a).

                    (ii) a stock certificate in the name of Seller for

248,673 DTI Shares (the "Tax Shares") which shall be delivered to and held in escrow by the Escrow Agent until the earlier of (x) the date on which

Seller has received and paid to Purchaser 100% of the estimated Lit.

5,000,000,000 tax refund plus all interest accrued thereon which Seller expects to receive, or (y) the date of passage of any statute, rule or regulation, by the appropriate Italian Government agency or department which provides that such tax refund may be assigned without adverse effect upon or delay in the recovery thereof and assignment thereof by the Seller to Finprogetti Investimenti Immobiliari S.p.A. with notice of such assignment to the governmental agency or department which processes such claim for tax refund (the earlier of such dates is referred to as the "Tax

Shares Release Date").  On the Tax Shares Release Date the certificate for the Tax Shares shall be released to Seller, as same may have been adjusted as provided in Section 8(e) hereof.  While the certificate for the Tax

Shares is held in escrow, no party shall have any voting rights with respect thereto but all dividends thereon shall accrue and be added thereto.

                    (iii)     if, by the Closing Date, Seller has not

completed the documentation for its acquisition of the remaining 45%

interest in TIM S.r.l., then a stock certificate in the name of Tairona

S.A. for 143,974 DTI Shares (the "TIM Shares") shall be delivered to and held in escrow by the Escrow Agent until such time as such acquisition has been completed.  Seller and Purchaser acknowledge that such TIM Shares represent 45% of the Lit. 6,433,000,000 value attributed to TIM included in the Agreed Finprogetti Value.  Seller shall also cause to be delivered to the Escrow Agent all other instruments necessary for such documentation to be completed and when such documentation is complete, such that Purchaser directly or indirectly owns 100% of TIM S.r.l., the Escrow Agent shall release the certificate for the TIM Shares to the registered owner thereof.

As used throughout this Agreement, the term "Finprogetti Subsidiaries"

shall include 100% ownership of TIM S.r.l.

                    (iv) a stock certificate in the name of Seller for

1,510,672 DTI Shares which shall be delivered to Seller, representing the difference between (x) the number of DTI Exchange Shares (2,035,786) and

(y) the number of 5% Holdback Shares (132,467), plus Tax Shares (248,673)

plus TIM Shares (143,974).

          SECTION 6.5  Further Assurances.  In addition to the actions,
                       ------------------

documents and instruments specifically required to be taken or delivered hereby, Seller and DTI shall execute and deliver such other instruments and take such reasonable additional actions as the other party, or its counsel,

may request in order to complete and make effective the Transactions,

including, without limitation, certificates from each of the parties hereto to the effect that all representations and warranties contained herein are true and correct and shall be deemed restated as of the Closing Date and again as of the Escrow Termination Date.



                                 ARTICLE 7

                          Covenants and Conditions
                          ------------------------

          SECTION 7.1  Maintenance of Business.  Each of DTI and Seller
                       -----------------------

represents, warrants, covenants and agrees that between April 27, 1995 and the Closing Date, it has operated its business only in the ordinary course,

consistent with prior practice.

          SECTION 7.2  Conditions Precedent.  Neither Seller nor DTI shall
                       --------------------

be obligated to consummate the Closing unless (a) the representations and warranties of the other party
contained herein shall be true and correct as of the Closing Date, (b) no action, suit or proceeding shall have been brought or threatened against either party by any government or regulatory authority seeking to restrain or prevent  any of the Transactions, (c) no material adverse change shall have been suffered by the other party in its financial condition or operations and the other party shall not have become a party to any litigation or been threatened with any litigation against it, which, if adversely determined, could have a material adverse effect on the financial condition, business or results of operations of DTI or any of the

Finprogetti Subsidiaries.  For purposes hereof, a "material adverse change"

and a "material adverse effect" shall mean a change or effect having a negative impact of at least  Lit. 1,600,000,000.

          SECTION 7.3  Amendment of DTI Charter and Ratification.  DTI, at
                       -----------------------------------------

the next meeting of its shareholders to be held after the date hereof,

shall cause resolutions to be presented to such shareholders calling for

(i) the amendment of DTI's charter to eliminate all authorized but unissued preferred shares, to increase the number of authorized common shares from

10,000,000 to 50,000,000, and (ii) the ratification of the sale of DTI's interest in Maserati S.p.A. to Fiat.

          SECTION 7.4  Distribution of Shares to the Finprogetti
                       -----------------------------------------

Shareholders.  Finprogetti shall be dissolved and the DTI Exchange Shares
------------

and DTI Option Shares which are registered or are to be registered in the name of Seller shall be distributed to the Finprogetti Shareholders as soon as reasonably and juridically practicable and with due regard to the time required to recover the tax refund described in Section 6.4(b)(ii).

                                 ARTICLE 8

                              Other Agreements
                              ----------------

          SECTION 8  Survival of Warranties; Indemnification
                     ---------------------------------------

               (a)  All representations, warranties, covenants, indemnities and agreements made by the parties hereto (which are contained herein or in any Exhibit hereto), and all claims which accrue thereunder, shall survive until the first to occur of the second anniversary of the Closing Date or the Tax Shares Release Date and any action to be taken seeking indemnification hereunder must be commenced within such period; provided,

however, with respect to the representations of DTI set forth in Section

C.9 of Exhibit C and the representations of Seller set forth in Section B14 of Exhibit B hereto, the applicable time period shall be the first to occur of the fourth anniversary of the Closing Date or the Tax Share Release

Date.  Seller hereby indemnifies DTI for any cost, loss, expense, damage,

claim or other liability (including, without limitation, reasonable counsel fees incurred in litigation investigation or otherwise) ("Indemnifiable

Damages") suffered or incurred by DTI arising from any breach of any representation or warranty made by Seller herein or in any Exhibit hereto,

any breach or failure to perform any covenant or agreement of Seller herein or in any Exhibit hereto.  DTI hereby indemnifies Seller for any cost,

loss, expense, damage, claim or other liability suffered or incurred by

Seller arising from any breach of any representation or warranty made by

DTI herein or in any Exhibit hereto or any breach or failure to perform any covenant or agreement of DTI herein or in any Exhibit hereto.

               (b)  In order for any party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving
a claim made by any person, firm, governmental authority or corporation against the Indemnified Party (a "Third Party Claim"), such Indemnified

Party must notify the indemnifying party in writing of the Third Party

Claim within a reasonable time after receipt by such Indemnified Party of written notice of the Third Party Claim unless the indemnifying party shall have previously received knowledge thereof.  Thereafter, the Indemnified

Party shall deliver to the indemnifying party, within a reasonable time after the Indemnified Party's receipt thereof, copies of all notice and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

               (c)  If a Third Party Claim is made against an Indemnified

Party, the indemnifying party shall be entitled, but shall not be obligated, to participate in the defense thereof.

               (d)  Anything contained in this Section 8 to the contrary

notwithstanding, no failure by the Indemnified Party to furnish any notice or copy thereof shall relieve the indemnifying party of any obligation to indemnify, except to the extent that the indemnifying party shall have been prejudiced as a result of such failure, and except that the indemnifying party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give notice.

               (e)  The maximum amount of Indemnifiable Damages shall be

Lit. 5,000,000,000.  If DTI is the Indemnified Party then such indemnification shall be made by reducing the number of DTI Shares represented by the stock certificate for the Tax Shares by such number as is equal to the amount of Indemnifiable Damages divided by the DTI Value

Per Share.  If Seller is the Indemnified Party then such indemnification shall be made by DTI issuing
to Seller a stock certificate for such number of DTI Shares as is equal to the amount of Indemnifiable Damages divided by the DTI Value Per Share, and such additional shares, if and when issued, shall be deemed for all purposes of this Agreement to be DTI Exchange Shares.



                                 ARTICLE 9

                               Miscellaneous
                               -------------

          SECTION 9.1  Expenses.  Seller and DTI shall each bear its own
                       --------

expenses (including those of counsel, accountants and investment bankers)

incurred by such of them in connection with this Agreement and the transactions herein contemplated.

          SECTION 9.2  Rights Confined to Parties.  Nothing expressed or
                       --------------------------

implied herein is intended or shall be construed to confer upon or give to any person, other than the parties hereto, and their successors and assigns as permitted hereunder, any right, remedy, or claim under or by reason of this Agreement or of any term, covenant, or condition hereto, and all the terms, covenants, conditions promises, and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns as permitted hereunder.

          SECTION 9.3  Amendment.  This Agreement may not be amended except
                       ---------

by an instrument in writing signed by or on behalf of all of the parties hereto.

          SECTION 9.4  Entire Agreement.  This Agreement (including the
                       ----------------

documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings,

both oral and written, between the parties with respect to the subject matter hereof.

          SECTION 9.5  Governing Law.  This Agreement is governed by and
                       -------------

construed and enforced in accordance with the internal laws of the State of

New York, without regard to the conflict of laws principles thereof.

          SECTION 9.6  Severability.  Any provision of this Agreement which
                       ------------

is prohibited or unenforceable in any jurisdiction shall not affect the validity or enforceability of any other provision in such jurisdiction of the validity or enforceability of such provision in any other jurisdiction.

          SECTION 9.7  Headings and Exhibits.  The headings of the various
                       ---------------------

Articles and Sections herein are for convenience of reference only and shall not define or limited any of the terms or provisions hereof.

Schedules and documents referred to in this Agreement are in integral part of this Agreement.

          SECTION 9.8  English Language Version Governs.  This Agreement
                       --------------------------------

may be executed in English language and in Italian language versions.  In the event of any differences between such two versions, the provisions of the English language version shall govern.

          SECTION 9.9  Notices.  Any notices or other communications
                       -------

required or permitted under this Agreement shall be in writing and hand delivered, telecopied, telexed or cabled to the addresses designated below,

or to such other address or addresses as may hereafter be furnished by one party to the other party in compliance with the terms hereof:

          If to DTI:

          c/o it attorneys:

               Morrison Cohen Singer & Weinstein, LLP
               750 Lexington Avenue
               New York, New York 10022
               Attn:  Howard E. Chase, Esq.

          If to Seller:

               Finprogetti S.p.A.
               Via Fieno n. 8
               20123 Milano, Italy
               Attn.: Francesco Pugno Vanoni


All such notices and communications shall be effective when received at the respective designated addresses.

          SECTION 9.10  Execution.  Because the English language version of
                        ---------

the Agreement governs, as provided in Section 9.8 above, the Agreement may be executed on behalf of Purchaser and Seller upon separate English and

Italian version counterparts, provided, that each party shall execute the

Agreement upon at least one English language version counterpart.  The

Agreement shall become effective only when each of the parties shall have executed a counterpart of the Agreement in such English language version.

If the Agreement is fully executed in one or more English language version counterparts, it shall not be necessary in mailing proof of this Agreement to produce or account for more than one such fully executed counterpart.

          IN WITNESS WHEREOF, each of the parties hereto has caused this

Agreement to be duly executed by its duly authorized officer in Lugano,

Switzerland, all as of the day and year first above written.

                              DE TOMASO INDUSTRIES, INC.



                              By:
                                 ------------------------------------------

                              Title:
                                    ---------------------------------------





                              FINPROGETTI S.p.A.



                              By:
                                 ------------------------------------------

                              Title:
                                    ---------------------------------------

                                                                  Exhibit A

                              OPTION AGREEMENT
                              ----------------


     AGREEMENT made as of July 17, 1995 by and between De Tomaso

Industries, Inc. (the "Company") and Finprogetti, S.p.A. ("Finprogetti").


                                  RECITALS
                                  --------


     The Company and Finprogetti have entered into that certain Amended and

Restated Stock Purchase Agreement, dated as of the date hereof ("Stock

Purchase Agreement"), pursuant to which the Company will acquire the

Finprogetti Subsidiaries and Finprogetti will acquire the DTI Exchange

Shares and DTI Investment Shares (as each such term is defined in the Stock

Purchase Agreement).


     NOW, THEREFORE, it is agreed as follows:


     (a)  Grant of Option.  The Company hereby grants to Finprogetti the
          ---------------
right, privilege, and option to purchase 248,673 shares of its unregistered, restricted common stock at the dollar equivalent of Lit.

20,106.73 per share, calculated at the dollar-lire exchange rate prevailing on the date of exercise.  Such price is equal to the DTI Value Per Share as defined in the Stock Purchase Agreement.


     (b)  Time of Exercise of Option.  Finprogetti may exercise the option
          --------------------------

granted hereby, in whole, or in part, at any time on or before December 31,

1995.


     (c)  Method of Exercise.  The option shall be exercised by written
          ------------------

notice directed to the Company at its principal place of business,

accompanied by a check in full payment of the option price for the number of shares to be purchased.  The Company shall make prompt delivery of a legended certificate of such shares for which the option has been exercised.

     (d)  Nontransferability.  The option granted herein is not
          ------------------

transferable by Finprogetti otherwise than (a) upon dissolution of

Finprogetti and the distribution of its assets to its shareholders, or (b)

with the prior consent of DTI and, in any event, in compliance with U.S.

securities laws.


     (e)  No Rights Prior to Exercise.  Finprogetti shall have no rights as
          ---------------------------

a stockholder in the shares subject to the option granted herein until payment of the option price and delivery to Finprogetti of a certificate for such shares as herein provided.


     (f)  Changes in Capital Structure.  In the event that the outstanding
          ----------------------------
number of shares of common stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of reorganization, merger, consolidation, recapitalization,

reclassification, stock split-up, combination of shares or dividend payable in corporate shares, appropriate adjustment shall be made in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, to the end that Finprogetti's proportionate interest shall be maintained as before the occurrence of such event; such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of the option and with a corresponding adjustment in the option price per share.


     (g)  Shares for Investment.  By accepting this option, Finprogetti
          ---------------------
acknowledges that any and all shares acquired under this Agreement shall be acquired for investment and not for distribution, and prior to the issuance for any or all of the shares issuable pursuant hereto, shall deliver to the

Company a representation in writing that such shares are being acquired in good faith for investment and not for distribution.  Shares acquired hereunder shall not be sold except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to a valid exemption therefrom and shall bear a legend to such effect.  Shares acquired pursuant to this option shall be delivered subject to Section B.12 of Exhibit B to the Stock

Purchase Agreement and subject to the Registration Rights set forth on

Exhibit D of the Stock Purchase Agreement.


     (h)  Severable Provision.  The provisions of this Agreement are
          -------------------

severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction shall, nevertheless, be binding and enforceable, and such illegal or unenforceable provision shall be deemed modified to the extent necessary to make the same legal and enforceable.


     (i)  Waiver.  The failure of either party hereto to enforce any
          ------

provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provisions of this Agreement.  The rights granted the parties hereto are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.


     (j)  Notices.  Any notice to be given under this Agreement shall be
          -------
personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mails, postage prepaid,

registered or certified, return receipt requested, and if mailed to the

Company shall be addressed to the Company at its principal place of business, attention:  Catherine D. Germano, and if mailed to Finprogetti shall be addressed to it at Finprogetti Spa, via Fieno 8, Milano, Italy

20123, Attn: Carlo Previtali, or such other address or addresses as either the Company or Finprogetti may hereafter designate in writing to the other.


     (k)  Binding Effect; Amendment.  The rights and obligations of the
          -------------------------
Company under this Agreement shall inure to the benefit of, and shall be binding upon, the Company and its successors and assigns, and the rights and obligations of Finprogetti under this Agreement shall inure to the benefit of, and shall be binding upon, Finprogetti and representatives,

successors
and assigns.  This Agreement supersedes all prior agreements and understandings between the parties hereto respecting the subject matter hereof.  This Agreement shall not be modified, amended, or changed in any respect except in writing, signed by the parties hereto.


     (l)  Governing Law.  This Agreement shall be governed by, and
          -------------

construed in accordance with, the laws of the State of New York without regard to the law of conflict of laws of any jurisdiction.  The parties hereto consent to the jurisdiction of the Courts of the State of New York.


     (m)  Captions and Paragraph Headings.  Captions and paragraph heading
          -------------------------------
used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.


                              DE TOMASO INDUSTRIES, INC.


                              By:
                                 ------------------------------------------



                              FINPROGETTI, S.P.A.


                              By:
                                 ------------------------------------------

                                                               Exhibit B


                                 EXHIBIT B

                  Representations and Warranties of Seller
                  ----------------------------------------


          SECTION B.1    Due Execution and Delivery.  This Agreement has
                         --------------------------

been duly executed and delivered by Seller.  This Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms except to the extent that (i) such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally (the "Bankruptcy Exception"),

and (ii) certain of the covenants contained herein may not be specifically enforceable, and courts may award money damages rather than specific performance of contractual provisions involving matters other than the payment of money.



          SECTION B.2    No Acceleration Due to Transactions.  Except as
                         -----------------------------------

set forth in exhibit B.2, there exist no agreements or other commitments binding on Seller or any of the Finprogetti Subsidiaries which provide for an acceleration of rights against either of the Finprogetti Subsidiaries or entitlement to benefits upon the occurrence of a change in control of either of the Finprogetti Subsidiaries or the occurrence of any of the

Transactions.



          SECTION B.3    Organization and Authority of Finprogetti.
                         -----------------------------------------

               (a)  Seller and each of the Finprogetti Subsidiaries is a

corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  Seller has all requisite power and authority (corporate and other) to execute and deliver this Agreement, and to consummate the Transactions. Seller has taken (or will before closing take) all actions as and in the manner required by applicable law, its Certificate of Incorporation (Charter) and

its Bylaws or otherwise to authorize the execution, delivery and the carrying out of this Agreement and the Transactions.

               (b)  The execution and delivery of this Agreement by Seller does not, and the consummation of the Transactions will not, with or without the giving of notice or the lapse of time or both, (i) violate any provision of law, statute, rule or regulation to which seller or either of the Finprogetti Subsidiaries is subject; (ii) conflict with or result in a breach of or constitute or result in a default under any of the terms,

conditions or provisions of the Certificate of Incorporation or By-laws of

Seller or any of the Finprogetti Subsidiaries or any judgment, order,

injunction or decree of any court or governmental authority, domestic or foreign, to which seller or any of the Finprogetti Subsidiaries is subject or by which Seller or any of the Finprogetti Subsidiaries or their respective properties is bound, where such conflict, breach or default would have a material adverse effect on the financial condition, results of operations, assets, properties or business of Seller or any of the

Finprogetti Subsidiaries (a "Material Adverse Effect"); or (iii) require any consent, approval or notice under, or permit the termination of any provision of, or result in the acceleration of (or give the right to accelerate) the maturity or performance of any obligation of Seller or any of the Finprogetti Subsidiaries or result in the creation or imposition of any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind (a "Lien") upon any of the properties, assets or business of

Seller or any of the Finprogetti Subsidiaries under any notice, bond,

indenture, mortgage, deed of trust, lease, franchise, permit,

authorization, license, contract, instrument or other agreement or commitment to which Seller or any of the Finprogetti Subsidiaries is a party or by which seller or any of the Finprogetti Subsidiaries is bound where the imposition of such Lien would have a Material Adverse Effect.

               (c)  Finprogetti and each of the Finprogetti Subsidiaries

(i) has all requisite corporate power and authority to carry on its business as presently conducted and to own or lease and operate its properties; and (ii) is qualified or licensed to do business and is in good standing as a foreign corporation in every jurisdiction in which the failure to so qualify would have a Material Adverse Effect.



          SECTION B.4    Capitalization of Finprogetti Subsidiaries.  The
                         ------------------------------------------

authorized capital stock of Finprogetti International Holding S.A. consists solely of 550 shares of F.S. 1000 each, of which 550 are issued and outstanding and none of which are treasury shares.  The authorized capital stock of Finprogetti Investimenti Immobiliari S.p.A. consists solely of

3,000,000 shares of Lit. 1,000 each, of which 3,000,000 are issued and outstanding and none of which are treasury shares.  The authorized capital stock of Finprogetti Servizi S.r.l. consists solely of 20,000 quotas of

Lit. 1,000, each of which 20,000 are issued and outstanding and none of which are treasury quotas.  The Finprogetti Stock has been duly authorized and validly issued and is fully paid and non-assessable.  The Finprogetti

Loans represent bona fide loans made by Seller to Finprogetti Investimenti

Immobiliari, S.p.A. and Finprogetti Servizi S.p.A.  None of the Finprogetti

Subsidiaries is bound by any option, warrant or other right, call or commitment to issue, or any obligation or commitment to purchase, any of its authorized voting capital stock or any securities convertible into or exchangeable for any of its authorized voting capital stock.

          SECTION B.5    Clear Title to Finprogetti Subsidiary Shares.
                         --------------------------------------------

Seller is, and will be as of and on the Closing Date, the direct owner of all of the issued and outstanding capital stock of the Finprogetti

Subsidiaries.  Seller is the lawful record and beneficial owner of all of the Finprogetti Stock and Finprogetti Loans, free and clear of all claims,

mortgages, pledges, liens, encumbrances, security interests and adverse interests of every nature whatsoever, and the sale of the Finprogetti Stock and Finprogetti Loans and the delivery of certificates evidencing same to the Purchaser will transfer valid title and beneficial ownership thereto,

free and clear of all claims, mortgages, pledges, liens, encumbrances,

security interests and adverse interests of every nature whatsoever.  The

Finprogetti Stock and Finprogetti Loans were acquired by the Seller in compliance with all applicable laws.



          SECTION B.6    Basic Documents of Finprogetti Subsidiaries.
                         -------------------------------------------

Copies of the Certificate of Incorporation (Charter) and By-laws of each of the Finprogetti Subsidiaries which have been delivered to DTI prior to the date of this Agreement, are true and complete copies of such instruments as amended to the date of this Agreement and are in full force and effect.

The corporate records of the meetings of the directors and shareholders of each of the Finprogetti Subsidiaries are true, correct and complete in all material respects and reflect all material corporate actions and proceedings of such bodies to date.



          SECTION B.7    Subsidiaries.  On the date hereof, Finprogetti
                         ------------

Servizi, S.p.A. owns 55% of the stock of TIM S.r.l. and, on or before

September 30, 1995 Seller will cause the other 45% of the stock of TIM

S.r.l to be transferred to DTI (or a subsidiary thereof) so that by such date DTI will directly or indirectly own 100% of the capital stock of TIM S.r.l., free and clear of any liens, claims, security interests or encumbrances.  The Finprogetti Subsidiaries own those stock interests of those corporations set forth in Exhibit B.7 and the Finprogetti

Subsidiaries, together with the corporations described in Exhibit B.7, own all the assets and businesses which will have been included in the valuation on which Finprogetti and DTI have relied to establish the Agreed

Finprogetti Value (the "Finprogetti Valuation"), all as set forth in

Exhibit B.7.



          SECTION B.8    Consents and Approvals of Governmental
                         --------------------------------------

Authorities.  No consent, authorization or approval of, or any exemption
-----------

by, or declaration, filing or registration with, any governmental or regulatory authority is required to be obtained by Seller or either of the

Finprogetti Subsidiaries in connection with the execution and delivery of this Agreement and the Consummation by Seller of the Transactions.



          SECTION B.9    Financial Statements.  The unaudited financial
                         --------------------

statements (the "Financial Statements") for the Finprogetti Subsidiaries

for the year ended December 31, 1994, heretofore delivered to Purchaser,

and the audited financial statements for such period which shall be prepared by Ernst & Young and which shall be delivered to Purchaser on or before May 31, 1995, have been or shall have been prepared in accordance with rules promulgated by the Consigli Nazionali dei Dottori Commercialisti

e dei Ragionieri and, where such rules are not applicable, the rules of the

International Accounting Standards Committee, all applied on a consistent basis, are or, when delivered, will be true, complete and accurate and fairly present or will fairly present the financial position of the

Finprogetti Subsidiaries as at the dates thereof and the results of their operations, cash flows and stockholders' equity for the periods then ended.

Since December 31, 1994, none of the Finprogetti Subsidiaries has suffered any material adverse change in its working capital, financial condition,

assets, liabilities (absolute, accrued, contingent or otherwise) reserves,

business, operations or prospects.  Nothing contained in such audited financial statements shall vary in any material respect from that contained in the unaudited financial statements heretofore delivered.  Seller further represents that the Finprogetti Subsidiaries and all subsidiaries thereof have no liabilities for any taxes, loans, mortgages or otherwise resulting from the conduct of business by them through the Closing Date, except (i)

as described in the Financial Statements or the Finprogetti Valuation and

(ii) for such of the foregoing as arose in the ordinary course of business after the date of the Financial Statements and are not material.



          SECTION B.10   Assets.  The Finprogetti Subsidiaries have good
                         ------

and marketable title to, or valid leasehold interests in, all of their respective assets included in the Financial Statements, whether or not included in Exhibit B.7, and the Finprogetti Valuation, subject to no liens or encumbrances except as shown on the Financial Statements and the

Finprogetti Valuation, respectively.



          SECTION B.11   Full Disclosure.  No financial statement, Exhibit,
                         ---------------

Schedule or document required to be prepared or furnished by or on behalf of the Finprogetti Subsidiaries or the Seller to the Purchaser in

connection with this Agreement or any agreement contemplated hereby or delivered pursuant hereto, contained or contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Seller shall notify Purchaser promptly of the occurrence of any event or the discovery of any fact which would render the immediately preceding sentence untrue.  All information contained in any Exhibit hereto shall be deemed incorporated by reference in all other

Exhibits hereto requiring the disclosure or inclusion of such information.



          SECTION B.12   Representations, Warranties and Agreements
                         ------------------------------------------

Regarding DTI Transactional Shares.
----------------------------------

               (a)  Seller is acquiring the DTI Transactional Shares

registered and to be registered in its name for its own account, for investment and not with a view to the distribution or resale thereof,

except the distribution of such DTI Transactional Shares to the Finprogetti

Shareholders, which distribution shall be effected in accordance with the provisions of this Section B.12.  Seller shall cause each such Finprogetti

Shareholder to deliver to DTI an "investment letter" with respect to the matters set forth in this Section B.12 contemporaneously with such distribution.  Seller shall cause each Investor under Section 1.6 and the party to whom the TIM Shares are issued pursuant to Section 6.4(b)(iii)

hereof, to deliver to DTI an "investment letter" with respect to the matters set forth in this Section B.12 contemporaneously with such issuance.  Such investment letters shall substitute the name of the

Finprogetti Shareholder, Investor, or other party for the term "Seller" as used in this Section B.12.

               (b)  Seller and its counsel has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated hereby and to obtain any additional information which DTI possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information furnished by

DTI hereunder.

               (c)  Seller and its counsel has such knowledge and

experience in financial and business matters that Seller is capable of evaluating the merits and risks of the prospective investment.

               (d)  Seller understands that the sale of the DTI

Transactional Shares pursuant hereto is intended to be a non-public offering pursuant to Regulation D and an offering exempt from registration under Regulation S, each promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and that the DTI Transactional Shares have not been registered under the Securities Act and no aspect of this offering has been reviewed by the Securities and Exchange Commission (the

"Commission") or by the securities regulatory authorities of any state in the United States of America or any other Country.  Neither Seller, nor any investor under Section 1.6 nor any Finprogetti Shareholder, nor the party to whom the TIM Shares are issued pursuant to Section 6.4(b)(iii) is or will be a "U.S. Person" under such Regulation S.

               (e)  Seller agrees that it will not offer, sell, transfer,

assign, mortgage, pledge or otherwise dispose of, distribute or encumber any DTI Transactional Shares delivered pursuant to this Agreement (except as described in paragraph (a) of this Section B.12) (x) prior to June 30,

1997, or (y) at any time thereafter, unless, (i) in the opinion of counsel to DTI or
the opinion of counsel satisfactory to DTI's counsel, registration of such shares under the Securities Act and the rules and regulations of the

Commission thereunder, as then in effect, is not required in connection with such transaction, or (ii) sale of the DTI Transactional Shares is permissible pursuant to Rule 144 under the Securities Act, in which event the Seller shall furnish DTI with an opinion of counsel reasonably acceptable to DTI to the effect that the sale of the DTI Transactional

Shares proposed to be sold is permissible pursuant to Rule 144, or (iii) a registration statement under the Securities Act is then in effect with respect to such shares and the purchaser or transferee has been furnished with a prospectus meeting the requirements of Section 10 of the Securities

Act.

               (f)  Anything in paragraph (e) above to the contrary

notwithstanding, Seller will not offer, sell, transfer, assign, mortgage,

pledge or otherwise dispose of, distribute or encumber any DTI

Transactional Shares if any such transaction would render the consummation of the transactions contemplated by this Agreement to be deemed to be ineligible under Regulation D or Regulation S of the Rules and Regulations

under the Securities Act.

               (g)  Seller agrees that DTI may endorse on any certificate for DTI Transactional Shares to be delivered pursuant to this Agreement and any DTI Transactional Shares distributed as described in paragraph (a) of this Section B.12 an appropriate legend referring to the provisions of

Paragraphs (a) through (g) of this Section B.12 and that DTI may instruct its transfer agents not to transfer any such DTI Transactional Shares unless advised by DTI that such provisions have been complied with.

          SECTION B.13  Principal Stockholder Arrangements.  Seller
                        ----------------------------------

acknowledges that DTI has disclosed to Seller the April 10, 1995 letter agreement between DTI and its principal
stockholder, Alejandro DeTomaso.  Seller consents to the transactions described therein and agrees to cooperate to cause the same to be effected.

          SECTION B.14  Litigation.  Seller represents that there are no
                        ----------

pending or threatened claims or litigation against the Finprogetti

Subsidiaries except for the claim for Lit. 2,882,000,000 in the bankruptcy proceeding of Carrozzeria Portesi S.p.A. and that no amount will be payable as a result of the Portesi claim.

                                EXHIBIT B.7

                                Subsidiaries
                                ------------



     The following is a textual description of a chart annexed to Exhibit B as Exhibit B.7:

     Finprogetti S.p.A. owns a 100% interest in subsidiaries engaged in three areas of business: Merchant Banking, Real Estate Development and

Services.



     Its 100% owned Merchant Banking subsidiary is Finprogetti

International Holding S.A., which owns a .10% interest in Pastorino Strade

S.r.l. and a .33% interest in Finprogetti Investimenti Immobiliari S.p.A.



     Its 99.67% owned Real Estate Development Subsidiary is Finprogetti

Investimenti Immobiliari S.p.A. (formerly Intertrust S.p.A.), which owns a

25% interest in Domer S.r.l. (formerly Interim S.p.A.), a 99.90% interest in Pastorino Strade S.r.l., an 80% interest in Grand Hotel Bitia, S.r.l., a

66.7% interest in Immobiliare Broseta S.r.l. and interests in Immobile Di

Cologne Bresciano & di crediti d'imposta a rimborso.  Interim S.p.A. owns a

33.3% interest in Immobiliare Broseta S.r.l.



     Finprogetti's 100% owned Service subsidiary is Finprogetti Servizi

S.p.A., which owns a 95% interest in Finproservice S.p.A. and a 55%

interest in Temporary Integrated Management S.r.l., with the other 45%

interest in TIM to be transferred as stated in Section B7.

                                 EXHIBIT C

                   Representations and Warranties of DTI
                   -------------------------------------



          SECTION C.1    Due Execution and Delivery.  This Agreement has
                         --------------------------

been duly executed and delivered by DTI.  This Agreement constitutes a valid and binding obligation of DTI, enforceable in accordance with its terms, except for the Bankruptcy Exception and except that certain of the covenants contained herein may not be specifically enforceable, and courts may award money damages rather than specific performance of contractual provisions involving matters other than the payment of money.



          SECTION C.2    No Acceleration Due to Transactions.  There exist
                         -----------------------------------

no agreements or other commitments binding on DTI which provide for any acceleration of rights against DTI or any entitlement to benefits upon the occurrence of any of the Transactions.



          SECTION C.3    Organization and Authority of DTI.
                         ---------------------------------



               (a)  DTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite power and authority (corporate and other) to execute and deliver this Agreement and to consummate the Transactions.  DTI has taken all actions as and in the manner required by applicable law, its certificate or articles of incorporation and its by-laws or otherwise to authorize the execution, delivery and carrying out of this Agreement and the

Transactions.

               (b)  The execution and delivery of this Agreement by DTI

does not, and the consummation of the Transactions will not, with or without the giving of notice or the lapse of time or both, (i) violate in a material manner any provision of law, statute, rule or regulation to which

DTI is subject; (ii) conflict with or result in a breach of or constitute or result in a default under any of the terms, conditions or provisions of the charter or by-laws of DTI, or any order of any governmental body to which DTI is subject or by which DTI or any of its properties is bound where such conflict with, breach or default would have a Material Adverse

Effect; or (iii) require any consent, approval or notice under, or violate,

or be in conflict with, or constitute a default under, or permit the termination of any provision of, or result in the acceleration of (or give the right to accelerate) the maturity or performance of any obligation of

DTI.



          SECTION C.4    Securities Act.  DTI acknowledges that the
                         --------------

Finprogetti Shares are being acquired for its own account and with no intention of distributing or reselling the Shares or any part thereof in any transaction which would be in violation of the Securities Acto of 1933,

as amended, (the "Securities Act") or any state securities or "blue sky"

laws.



          SECTION C.5    Consents and Approvals of Governmental Authorities.
                         --------------------------------------------------

No consent, authorization or approval of, or any exemption by or declaration, filing or registration with, any governmental or regulatory authority is required to be obtained by DTI in connection with the execution and delivery of this Agreement and the consummation by DTI of the transactions contemplated hereby.

          SECTION C.6    Capitalization.  As of the date of this Agreement,
                         --------------

the authorized capital stock of DTI consists of 10,000,000 shares of Common

Stock, $2.50 par value per share ("Common Stock"), of which 2,057,446 shares are issued and outstanding and, 2,000,000 shares of Convertible

Voting Preferred Stock, $2.50 par value per share ("Preferred Stock"), of which 1,000,000 shares are issued and outstanding.  All issued and outstanding shares of DTI Common Stock and Preferred Stock are validly

issued, fully paid and nonassessable.   As of the date of this Agreement,

except for (a) the rights granted on October 24, 1986 by Alejandro DeTomaso to a subsidiary of Chrysler Corporation to acquire Mr. DeTomaso's shares of capital stock of DTI and (b) except for the conversion rights carried by the Preferred Stock issued to Mr. DeTomaso, there are no outstanding (x)

securities convertible into, exchangeable for or evidencing the right to purchase, any shares of DTI capital stock; (y) options, warrants, calls or other rights to purchase or subscribe to DTI capital stock or securities convertible into, exchangeable for or evidencing the right to purchase, any shares of DTI capital stock; or (z) any contracts commitments, agreements,

understandings or arrangements, understandings or arrangements of any kind relating to the issuance of any shares of DTI capital stock, any such convertible or exchangeable securities or any such other securities evidencing the right to purchase any such options, warrants or rights.



          SECTION C.7    SEC Reports; Financial Statements.  DTI has made
                         ---------------------------------

available to Seller its (i) Annual Reports on Form 10-K for the years ended

December 31, 1992, 1993 and 1994 (including Amendment Nos. 1 and 2) as filed with the Securities and Exchange Commission ("Commission"), (ii)

Quarterly Reports on Form 10-Q for the three months ended

March 31, 1994,the three and six month periods ended June 30, 1994 and the three and nine month periods ended September 30, 1994, all as filed with the Commission, and (iii) Reports on Form 8-K, dated May 17, 1993 as amended 6,26,1993, 10,28,1993 and Form 8K 10,28,1993.  As of their respective dates, such reports and statements did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein,

in light of the circumstances under which they were made, not misleading.

The audited consolidated financial statements and unaudited interim financial statements of DTI included in such reports (the "DTI Financial

Statements") have been prepared in accordance with generally accepted U.S.

accounting principles, applied on a consistent basis (except as may be indicated in the notes thereto), are true, complete and accurate and fairly present the financial position of DTI and its consolidated subsidiaries as at the dates thereof and the results of their operations, cash flows and stockholders' equity for the periods then ended, subject in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.  Since December 31, 1994, DTI has not suffered any Material Adverse Effect in its working capital, financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects.  DTI further represents that DTI and all subsidiaries thereof have no liabilities for any taxes, loans, mortgages or otherwise resulting from the conduct of business by them through the Closing Date, except (i) as described in the

DTI Financial Statements or the DTI Valuation and (ii) for such of the foregoing as arose in the ordinary course of business after the date of the

Financial Statements and are not material.

          SECTION C.8    Validity of DTI Transactional Shares.  The DTI
                         ------------------------------------

Transactional Shares, when issued as provided herein, will be duly authorized validly issued, fully paid and nonassessable.



          SECTION C.9    O.A.M. S.p.A. Liabilities.  With respect to DTI's
                         -------------------------

majority-owned subsidiary, O.A.M. S.p.A. ("OAM"), DTI represents that, the aggregate Lit. 8,913,000,000 reserve included in OAM's Italian fiscal statements as of September 30, 1994 is at least equal to the aggregate amount of the following liabilities: (i) unliquidated wage claims asserted by former employees of Innocenti S.p.A., (ii) warranty and "Lemon Law"

claims asserted by Maserati Automobiles Incorporated, and (iii) potential

Italian tax liability of OAM arising out of events which occurred prior to

December, 31, 1994.



          SECTION C.10   Registration Rights.  DTI agrees that Seller shall
                         -------------------

have such registration rights with respect to the DTI Transactional Shares as are set forth in Exhibit D attached hereto.



          SECTION C.11   Vacancies.  DTI has advised Seller that DTI
                         ---------

expects that there will be two (2) vacancies in its Board of Directors shortly following the Closing Date and DTI agrees to fill such vacancies with such persons as Seller shall designate.  DTI further agrees that at the next annual meeting of its shareholders, the election of directors will be included in the notice of meeting.

                                                                  Exhibit D

                            REGISTRATION RIGHTS



1.   Definitions


     Participating Shareholders shall mean holders of record of Registrable
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Shares who have notified the Company as required hereunder to cause their

Registrable Securities to be included in a registration statement.


     Public Offering shall mean the offer for sale of securities pursuant
     ---------------
to an effective registration statement filed under the Securities Act.


     Registrable Shares shall mean DTI Exchange Shares, First DTI
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Investment Shares, Second DTI Investment Shares and DTI Option Shares held of record by Finprogetti or by persons who acquired such shares directly or indirectly from Finprogetti other than by a Public Offering or pursuant to a transaction following which such shares in the hands of the holders of record are not "restricted securities" within the meaning of the Securities

Act.


     Securities Act shall mean the Securities Act of 1933, as amended, and
     --------------

the rules and regulations promulgated thereunder, as the same may be amended from time to time.


2.   (a)  "Piggyback" Registration.  At any time after June 30, 1997,
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whenever DTI proposes to file under the Securities Act a registration statement relating to any of its Common Stock (other than in respect of employee benefit plans of DTI on Form S-8 or any similar form from time to time in effect or pursuant to subsection (b)), whether on its own behalf or on behalf of any holders of Common Stock, DTI shall, at least 30 days prior to such filing, give written notice of such proposed filing to the registered holders of Registrable Shares.  Upon receipt by DTI not more than 15 days after such written notice of a written request or written requests from one or more of such holders for registration of Registrable

Shares, DTI shall (A) include in such registration statement or in a separate registration statement concurrently filed, and shall use its



























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best efforts to cause such registration statement to become effective with respect to, the Registrable Shares as to which such holder or holders request registration and (B) if such proposed registration is in connection with an underwritten offering of Common Stock for the benefit of DTI, upon request of such holder or holders, use its best efforts to cause the managing underwriter therefor to include in such offering the Registrable

Shares as to which such holder or holders request such inclusion, on terms and conditions comparable to those of the securities offered on behalf of

DTI.


     (b)  Demand Registration. At any time after June 30, 1997, whenever
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one or more record holders of Registrable Shares shall make a written request to DTI to register under the Securities Act Registrable Shares held by such holder or holders, and the aggregate number of Registrable Shares so requested to be registered represents, as of the date of such request,

at least 25% of the total number of the Registrable Shares originally issued, DTI, within 30 days after such request shall promptly give written notice of such request to all record holders of Registrable Shares other than the holder or holders making such request, such notice stating the estimated approximate date of filing of such registration statement, and thereupon shall promptly use its best efforts to register the Registrable

Shares of or pertaining to the holder or holders making such request and each other holder of Registrable Shares from whom written request for registration is effective or received on or before the later to occur of

(A) the day after the date of such notice by DTI or (B) the day prior to the estimated date of filing specified in such notice (the "Request Date");

provided, however, DTI shall not be required to effect more than two
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registrations pursuant to this subsection (b), provided, further, DTI shall
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not be required to effect any registration if the shares to be registered may be sold under applicable securities laws without volume or other material restrictions.


     (c)  Other Provisions Relating to Registration Rights.  In connection
          ------------------------------------------------
with any registration pursuant to this Section:


          (i)  Upon the request of any Participating Shareholders, DTI will cooperate with any underwriters (as defined in the

     Securities Act) for such holder,






















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     including, without limitation, providing such information,

     certificates, comfort letters of accountants and opinions of counsel as may be reasonably requested by such underwriters.


          (ii) If an offering of the Registrable Shares involves an

     underwritten offering and the managing underwriter thereof shall advise DTI that, in its opinion, the distribution of all or a part of the Registrable Shares requested to be included in the registration concurrently with other securities then being registered by DTI would materially adversely affect the

     distribution of such securities by DTI for its own account, then the number of such Registrable Shares included in the pending registration shall be reduced pro rata among all of the

     Participating Shareholders.


          (iii)     DTI will furnish to each Participating Shareholder

     (A) at least seven (7) days prior to the filing thereof with the

     Commission, a copy of the registration statement in the form in which DTI proposes to file the same with the Commission and, not later than the effective date thereof, a copy of any and all amendments to such registration statement, (B) within five (5)

     days of the filing thereof with the Commission, a copy of any and all post-effective amendments to such registration statement and

     (C) at the request of any such holder and, in the case of a registration pursuant to subsection (b), a reasonable number of copies of a preliminary prospectus and a final prospectus (each of which shall, as of their respective dates, comply with Section

     20 of the Securities Act and shall not, as of such dates, include an untrue statement of a material fact or omit to state a

     material fact required to be stated therein or necessary to make statements therein not misleading) covering the offering and sale by such Participating Shareholders.


          (iv) DTI will advise each of the Participating Shareholders of the entry of any stop order suspending the effectiveness of such registration statement or

























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     of the initiation of any proceeding for that purpose, and, if such stop order should be entered, use its best efforts promptly to cause such stop order to be lifted or removed.


          (v)   If any event shall occur as result of which it is

    necessary to amend or supplement the prospectus forming a part of a registration statement filed hereunder in order to correct an untrue statement of a material fact, or an omission to state a material fact necessary to make statement therein, in the light of the circumstances existing when such prospectus is delivered to a purchaser, not misleading or if it is necessary to amend or supplement such prospectus to comply with any law, DTI forthwith will prepare and furnish to each Participating Shareholder a reasonable number of amended or supplemented prospectuses so that statements in the prospectuses as so amended or supplemented will not, in the light of the circumstances then existing, be

     misleading, or so that such prospectuses will comply with law.


          (vi) DTI will use its best efforts to qualify, file or

     register the Registrable Shares being registered under the securities laws of such states of the United States of America as may be reasonably designated by the Participating Shareholders and to obtain the consent, authorization or approval of any governmental agency (other than any such consent, authorization or approval required under any statute or regulation applicable to any such holders and not applicable to investors generally)

     required in connection with the issuance of the Registrable

     Shares being registered or in order that such holders may

     publicly sell the Registrable Shares covered by such registration statement.


          (vii)     With the exception of underwriting commissions and

     related distribution expenses set forth in the last sentence of this subparagraph, all fees, disbursements and expenses incurred by DTI in connection with the registration pursuant to subsection

     (a) or (b) shall be borne by DTI, including, without

























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     limitation, all registration and filing fees, all costs of preparation and printing (in such quantities as the holders of Registrable Shares may reasonably request) of any registration statement and related prospectus and any amendments or supplements thereto, all fees and disbursements of counsel for DTI, the expenses of complying with applicable securities or blue sky laws, and all costs in connection with the preparation and delivery of such legal opinions, auditors'

     comfort letters or other closing documents as the Participating

     Shareholders shall reasonably request.  All underwriting commissions and expenses incurred in connection with the sale of the Registrable

     Shares, including expenses incurred by the underwriter, shall be allocated among the Participating Shareholders pro rata according to the number of Registrable Shares being registered by each such holder or in such other manner as such holders may agree.


          (viii)    DTI will indemnify and hold harmless each

     Participating Shareholder and any underwriter (as defined in the

     Securities Act) for such holder and each person or entity, if any, who controls such holder or underwriter within the meaning of the Securities Act, against any losses, claims, damages,

     liabilities, costs or expenses, joint or several, or actions in respect thereof to which such holder or underwriter or

     controlling person or entity may become subject under the

     Securities Act, or otherwise, insofar as such losses, claims,

     damages, liabilities, costs, expenses or actions in respect thereof arise out of, or are based upon, or are related to, any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which Registrable

     Shares of or pertaining to such holder were registered under the

     Securities Act, any preliminary prospectus, amended preliminary prospectus, or final prospectus, amended preliminary prospectus,

     or final prospectus contained therein, or any amendment or supplement thereto, or arise out of, or are based upon, or are related to, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such holder or underwriter or controlling person























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     or entity for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim,

     damage, liability or action; provided that to the extent that any such
                                  --------
     loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, said preliminary prospectus, said amended preliminary prospectus or said final prospectus or any said amendment or supplement in reliance upon, and in conformity with, written information furnished to DTI in an instrument duly executed by such holder or by any underwriter for such holder specifically for use in the preparation thereof, DTI will not be so liable to such holder or underwriter.


          (ix) Each Participating Shareholder will indemnify and hold harmless DTI, its officers, directors, agents and employees, and any underwriter therefor against any losses, claims, damages, liabilities,

     costs or expenses, joint or several, or actions in respect thereof to which such person may become subject under the Securities Act, or otherwise, insofar as such losses, claims, damages, liabilities,

     costs, expenses or actions in respect thereof arise out of, or are based upon, or are related to, any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which Registrable Shares of or pertaining to such Participating

     Shareholder were registered under the Securities Act, any preliminary prospectus, amended preliminary prospectus, or final prospectus,

     amended preliminary prospectus, or final prospectus contained therein,

     or any amendment or supplement thereto, or arise out of, or are based upon, or are related to, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, preliminary prospectus, amended preliminary prospectus, or final prospectus, amended preliminary prospectus, or final prospectus contained therein, or any amendment or supplement thereto, in reliance upon and in conformity with information




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     furnished to DTI by such Participating Shareholder in writing expressly for use therein; provided, however, that the obligations of
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     each such Participating Shareholder shall be limited to an amount equal to the net proceeds to such holder of Registrable Securities sold pursuant to such registration statement.












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